COMPANY CONTACT                                                 AGENCY CONTACT
JOSEPH W. BATY, SENIOR VP, FINANCE                     KEITH LIPPERT/ADAM ARON
(801) 975-5000                                  LIPPERT/HEILSHORN & ASSOCIATES
E-MAIL:JOEB@CORP.WEIDER.COM                      (212) 838-3777/(415) 433-3777
                                                           EMAIL:ADAM@LHAI.COM

               WEIDER NUTRITION INTERNATIONAL, INC. TO ACQUIRE
                                    HALEKO

          HALEKO IS THE LARGEST SPORTS NUTRITION COMPANY IN EUROPE -

      Salt Lake City, UT, July 10, 1998 -- Weider Nutrition International, Inc. (NYSE: WNI) today announced it has signed a definitive agreement to acquire and then combine Haleko with its European subsidiary, Weider Nutrition Group Ltd., a United Kingdom corporation. Based in Hamburg, Germany, Haleko, with revenues exceeding $65 million for the twelve months ending May 31, 1998, is the largest sports nutrition company in Europe, and its products are distributed in all major European markets. The purchase price is comprised of $25 million in cash, 200,000 shares of WNI stock, and an $8 million contingent earnout agreement tied to future financial performance. In addition, $16 million in long-term debt will be assumed and $5 million in acquisition-related capital costs are expected. The acquisition is expected to close within 45 days, subject to customary closing conditions and approvals.

      Haleko has powder and capsule and tablet manufacturing capability and currently sells product in over 20,000 retail outlets, including health clubs and gyms, health food stores, and mass volume retailers. Haleko's branded products include Multipower, Multaben, and Champ. Haleko's business also includes a range of active sportswear that is sold in health clubs throughout Europe under the brand name Venice Beach.

      Richard Bizzaro, chief executive officer of Weider Nutrition, stated, "The core of our long-term strategy is to be a leading worldwide marketer and manufacturer of nutritional supplements. The European population of 350 million has similar demographics to the United States and an increasing health consciousness. We expect the acquisition of Haleko to position Weider as the leading nutritional supplements company in Europe."

      Robert Reynolds, chief operating officer of Weider Nutrition, added, "The nutritional supplements industry in Europe presents unique challenges. Haleko, with its leading brands, has a 20-year history of delivering quality nutritional products throughout the European continent. We are delighted that Haleko's proven management team will continue to lead the business. In combination with Weider's existing resources, Haleko's manufacturing expertise, broad distribution, multiple brands, and experienced management will allow us to pursue the same successful strategy in Europe that we have implemented in the United States."

      Weider Nutrition International, Inc. is a leading manufacturer of branded and private label nutritional supplements and is a leading marketer of multiple brands of nutritional supplements through multiple distribution channels. The Company manufactures a broad range of capsules and tablets, powdered drink mixes, bottled beverages, and nutritional bars.
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      Except for historical information contained herein, the matters discussed in the press release contain forward-looking statements within the meaning of
Section 27A of Securities Act of 1993, as amended and Section 21E of the Securities Exchange Act of 1934, that are based on management's beliefs and assumptions, current expectations, estimates and projections. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. The Company disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

      Important factors that may affect future results include, but are not limited to: the impact of competitive products and pricing, product development, changes in laws and regulations, customer demand, litigation, availability of future financing, uncertainty of market acceptance of new products, and other risks detailed from time to time in the Company's SEC reports, copies of which are available upon request from the Company's investor relations department.